[NEXTEST SYSTEMS CORPORATION LOGO]

NEWS RELEASE
FOR IMMEDIATE RELEASE

                                                 At Nextest Systems Corporation:
                                                                   So-Yeon Jeong
                                                                    408.817.7276
                                                              sjeong@nextest.com
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      Guidance Update: Results for Fourth Quarter to be Lower than Expected


      San Jose, California (July 12, 2007) Nextest Systems Corporation (NASDAQ:
NEXT), updated guidance for its fiscal fourth quarter by announcing preliminary results below the low end of the range of previous guidance. Revenues for the fourth quarter ended June 30, 2007, are expected to be in the range of $13 million to $14 million. This contrasts with guidance given by the Company on May 3, 2007, when revenues were projected for the fourth quarter in the range of $20 million to $24 million. The lower than expected revenues are expected to result in a net loss for the fourth quarter in the range of $1.0 million and $1.6 million and a loss per diluted share in the range of $0.05 and $0.08. The lower revenue level resulted primarily from lower than expected equipment orders from the Company's key customers in the NAND flash semiconductor market.

      The Company will release its final fourth quarter results on Thursday, August 9, 2007, after the US market closes, and will host a conference call on the same day at 2:00 p.m. PDT to discuss the results.

About Nextest Systems Corporation

      Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest's products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,800 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

Forward-looking Statements

      The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company's financial performance, expected future financial results, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which was filed with the Securities Exchange Commission on September 12, 2006 and is available from the SEC's website (www.sec.gov) and on our website (www.nextest.com) under the heading "Investors". Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.


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